Exhibit 10(ss)




                                                             March 23, 1999



Mr. Adam Klein
7 Lowell Street
Cambridge, MA  02138


Dear Adam:

  In connection with your termination of employment on April 1, 1999 ("Termination Date") and subject to the approval of the Compensation and Stock Option Committee of the Board of Directors, Hasbro, Inc. (the "Company") will provide you with the benefits described below provided you timely sign, return and do not revoke this Letter Agreement within the seven
(7) day revocation period.

1.  Description of Severance
    ------------------------
  In return for the execution of this Letter Agreement, the Company agrees to pay you five hundred and twenty thousand dollars and fifty-two cents ($520,000.52), less all applicable state and federal taxes, as severance pay. The severance pay will be paid to you from April 1, 1999 through March 31, 2000 ("the Severance Period") as follows:

$43,333.16 on April 1, 1999; and

In weekly installments commencing on April 9,1999 and ending on March 31, 2000; each installment in the gross amount of nine thousand one hundred sixty-six dollars and sixty-eight cents ($9,166.68).

You will not be eligible for payment under the Company's holiday bonus during the Severance Period. The payments will commence no sooner than April 1, 1999 and the eighth (8th) day after the execution of this Agreement, provided it has become binding between you and the Company.

2.  Benefits Continuation
    ---------------------
  During the Severance Period, the Company further agrees to the following:

(a) Effective as of the termination date, you shall be considered to have elected to continue receiving group medical and dental insurance pursuant to the law known as COBRA, 29 U.S.C. section 1161 et. seq. During the Severance Period, the Company will continue to pay the share of the premiums for such coverage that is paid by the Company for active and similarly situated executives who receive the same type of coverage. The remaining balance of any premium costs, and all premium costs after the Severance Period, shall be paid by you on a monthly basis for as long as and to the extent that, you remain eligible for COBRA continuation.

(b)  Continuation of your Company provided life insurance.

(c) Use of your Company leased vehicle, cellphone, personal computer and fax machine provided that you will be responsible for all operating and maintenance costs (other than automobile insurance and lease payments).

(d) During the first quarter of the year 2000, you shall receive a management bonus equivalent for 1999. This payment shall be made in accordance with general Company practice and will be one hundred and seventy thousand dollars ($170,000.00), less applicable state and federal taxes.

At your election, you may receive either (1) the "Key Employee Service" outplacement through Right Associates, at any Right Associates location or,
(2) a cash payment of twenty thousand dollars ($20,000.00), less applicable state and federal taxes. To elect the cash option, you must notify Robert Carniaux by April 30, 1999. If the cash option is elected, payment will be made within 10 days of the Company's notification of your election.

In the event you obtain other employment prior to the expiration of the Severance Period, continuation of all benefits and use of Company equipment outlined in paragraphs (a), (b) and (c), above, will cease effective on the date you commence other employment to the extent that such employment affords you comparable benefits and equipment.

  Effective the Termination Date, you will no longer be eligible for, or participate in, the Company's short-term disability, long-term disability, pension, 401(K), profit sharing benefits, or any other program not specifically listed herein. The Company will pay to you within a reasonable time after the Termination Date, subject to plan's requirements for processing such account distributions, any amounts owed to you under the 401
(K) and profit sharing plan.

  You understand and agree that the payment of benefits hereunder is greater than, and satisfies, any entitlement or right to benefits, if any, that you may have under the Hasbro, Inc. Severance Benefits Plan for Salaried Employees.

3.  Stock Options
    -------------
  Effective as of the Termination Date, all options that would vest pursuant to your existing stock option agreements with the Company between the Termination Date and April 23, 2000 shall be deemed to be vested on the Termination Date and shall be exercisable between the Termination Date and March 31, 2000.

  You agree to refrain from selling any shares of Company stock before the second business day following the announcement of 1st quarter earnings of 1999.

4.  Releases
    --------
  In exchange for the benefits described in paragraphs 1, 2 and 3 above, certain of which benefits that you are not otherwise entitled to, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, and any subsidiary or affiliated organization of the Company or their current or former officers, directors, 5% stockholders, corporate affiliates, attorneys or employees (the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs), of every kind and nature, known or unknown, which you ever had or now have against the Released Parties including, but not limited to, all claims arising out of your employment, all claims arising out of your separation from employment, all claims arising from any failure to reemploy you, all claims and damages relating to race, sex, national origin, handicap, religious, sexual orientation, benefits and age discrimination, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 2000 et. seq., the Age Discrimination in Employment Act, 29 U.S.C. section 621 et. seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. section 1001, et. seq., and the Americans with Disabilities Act, 42 U.S.C. section 12101 et. seq., and similar state or local statutes including M.G.L. c. 151B, section 1 et. seq., R.I. Fair Employment Practices Act, R.I., Gen. Laws section 28-5-1, et. seq., all wrongful discharge claims, common law tort, defamation, breach of contract and other common law claims and any claims under any other federal, state or local statutes or ordinances not expressly referenced above.

Notwithstanding the foregoing, in no event shall you be deemed by this paragraph 4 to have released: (1) any rights or claims you may have for payments or benefits under this Agreement; and (2) your rights to indemnification or contribution as provided by law or to protection under the Company's directors' and officers' liability insurance policies (and in the event such indemnity or insurance rights shall be enhanced you shall be entitled to such enhanced rights as they relate to action taken while an officer or employee of the Company).

The Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you from any and all claims, charges, complaints, demands, actions, causes of actions, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature, known or unknown, which the Company ever had or now has against you, provided that this release will not extend to any intentional or willful wrongs, any contractual obligation you have to the Company, any shareholder derivative suits, and any matter relating to any violation of any statute, regulation or other public law except to the extent you would otherwise be indemnified by the Company.

5.  Proprietary Information
    -----------------------
  You acknowledge and reaffirm your representations and obligations as set forth in the Invention Assignment and Proprietary Information Agreement which you previously signed in connection with your employment with the Company.

6.  Covenant Not To Compete
    -----------------------
(a) You agree that you will not, without written consent of the Company, at any time during which Severance Benefits are payable under this Letter Agreement, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, render services or advice to, or be connected with, as partner, stockholder, director, officer, agent, employee, consultant or otherwise, any business, firm or corporation which competes with the Company or any of its subsidiaries, affiliates or joint ventures in any country in any line of business in which the Company is engaged with the exception of any business, firm or corporation which derives less than 5% of its revenues from products or services that are competitive with products or services of the Company or any of its subsidiaries, affiliates or joint ventures and provided you are not directly involved in the development, manufacture or distribution of such competitive products or services.

(b) You agree that during the period in which Severance Benefits are paid, you will not interfere with any relationship, contractual or otherwise, between the Company and any other party, including; without limitation, any employee, customer, supplier, distributor, lessor or lessee, licensor or licensee, commercial or investment banker.

7.  Legal Expenses
    --------------
  The Company agrees to pay reasonable and documented legal expenses, up to a maximum of fifteen thousand dollars ($15,000.00), incurred by you in connection with drafting this Letter Agreement and related documents.

8.  Nature of Agreement
    -------------------
  You and the Company understand and agree that this Letter Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of you, the Company, or any other person.

9.  Amendment
    ---------
  This Letter Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, estates, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

10. Validity
    --------
  Should any provision of this Letter Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this agreement.

11. Nondisparagement
    ----------------
  You agree to refrain from directly or indirectly interfering in any manner with the operations or management of the Company and agree to refrain from making any disparaging remarks about the Company, its subsidiaries, attorneys and employees. The Company agrees that any employees and attorneys with knowledge of this Agreement will refrain from making any disparaging remarks about you. "Disparaging remarks," as defined herein, shall mean publication made without privilege of a matter that is untrue or induces others not to do business with or associate with the other party.

12. Entire Agreement and Applicable Law
    -----------------------------------
  This Letter Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith. This agreement shall be governed by the laws of the State of Rhode Island to the extent not preempted by federal law.

13. Acknowledgments
    ---------------
  You acknowledge that you have been given at least twenty-one (21) days to consider this Letter Agreement and that you are advised to consult with any attorney of your own choosing prior to signing this letter. You may revoke this agreement for a period of seven (7) days after signing this letter, and the agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

14. Voluntary Assent
    ----------------
  You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Letter Agreement, and that you fully understand the meaning and intent of this agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this agreement with an attorney. You further state and represent that you have carefully read this letter, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.



  If you have any questions about this Letter Agreement, please call Robert Carniaux, Senior Vice President, Human Resources at (401) 727-5654. If you are in agreement with the above terms, please sign below.

                                                   Very truly yours,


                                                    /s/ Harold Gordon
                                                   ------------------
                                                   Harold Gordon
                                                   Vice Chairman
                                                   Hasbro, Inc.


  I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Letter Agreement and I have chosen to execute this Letter Agreement on the date below. I intend that this letter will become a binding agreement between me and the Company if I do not revoke my acceptance within seven (7) days.


                                                    /s/ Adam Klein
                                                   ------------------
Date: March 23, 1999                               Employee Name
      --------------

To be returned in the enclosed envelope by April 13, 1999.